Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

April 18, 2017

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and the guarantors listed on Schedule 1 hereto (collectively, the “Covered Guarantors”) and Schedule 2 hereto (the “Other Guarantors” and together with the Covered Guarantors, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to £500,000,000 aggregate principal amount of the Company’s 6.375% Senior Subordinated Notes due 2024 (the “New Sterling Notes”), $595,000,000 aggregate principal amount of the Company’s 5.875% Senior Subordinated Notes due 2026 (the “New 5.875% Dollar Notes” and, together with the New Sterling Notes, the “November Exchange Notes”) and $475,000,000 aggregate principal amount of the Company’s 6.125% Senior Subordinated Notes due 2027 (the “New 6.125% Dollar Notes” and, together with the November Exchange Notes, the “Exchange Notes”) of the Company.

The New Sterling Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 6.375% Senior Subordinated Notes due 2024 issued on November 8, 2016  and March 17, 2017 (the “Original Sterling Notes”), the New 5.875% Dollar Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 5.875% Dollar Notes due 2026 issued on November 8, 2016 (the “Original 5.875% Dollar Notes”) and the New 6.125% Dollar Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 6.125% Senior Subordinated Notes due 2027 issued on March 17, 2017 (the “Original 6.125% Dollar Notes” and, together with the Original Sterling Notes and the Original 5.875% Dollar Notes, the “Original Notes”), pursuant to, as applicable, a registration rights agreement, dated as of November 8, 2016 (the “2016 Registration Rights Agreement”), by and among the Company, the Guarantors and Citigroup Global Markets Inc., as representative for several initial purchasers and a registration rights agreement, dated as of March 17, 2017 (the “2017 Registration Rights Agreement” and, together with the 2016 Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company, the Guarantors and Citigroup Global

Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for the several initial purchasers. We refer to the offer to exchange the Original Notes for the Exchange Notes as the “Exchange Offer.”

The Registration Rights Agreements were executed in connection with the private placements of the Original Notes. The Original Sterling Notes and the Original 5.875% Dollar Notes were, and the November Exchange Notes will be, issued pursuant to an indenture, dated as of November 8, 2016 (the “2016 Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Original 6.125% Dollar Notes were, and the New 6.125% Dollar Notes will be, issued pursuant to an indenture, dated as of March 17, 2017 (the “2017 Indenture” and, together with the 2016 Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee. The Exchange Notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by the Guarantors pursuant to notations of guarantees attached to the Exchange Notes (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indentures; (iv) the Registration Rights Agreements; (v) the Guarantees; and (vi) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

We have also assumed for purposes of this opinion that: (i) each of the Other Guarantors and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under the Indentures and the Guarantees, as applicable, (ii) the execution, delivery and performance by each of the Other Guarantors and the Trustee of each of the Indentures and the Guarantees, as applicable, have been duly authorized by all necessary action on the part of each such entity and (iii) each of the Indentures and the Guarantees, as applicable, has been duly and validly executed and delivered by such entity under the laws of the jurisdiction in which it is organized.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.                                      When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indentures and the Exchange Offer, the Exchange Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

2.                                      When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indentures and the Exchange Offer and when the Guarantees have been duly executed and delivered by the Guarantors, each Guarantee will be validly issued and will constitute the legal, valid and binding obligations of the applicable Guarantor, enforceable against it in accordance with their terms.

Each opinion expressed above with respect to legality, validity, binding effect and enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, the corporate and limited liability company laws of the State of Delaware, the General Corporation Law of the State of California, the Business Organizations Code of the District of Columbia, the limited liability company laws of the State of Florida and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction, or, in the case of Delaware, California, the District of Columbia, and Florida, any other laws.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule 1

Covered Guarantors

AMC Concessionaire Services of Florida, LLC
Club Cinema of Mazza, Inc.
Loews Citywalk Theatre Corporation
AMC Starplex, LLC

Schedule 2

Other Guarantors

AMC Card Processing Services, Inc.
AMC ITD, Inc.
AMC License Services, Inc.
American Multi-Cinema, Inc.
AMC of Maryland, LLC